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                                       EXHIBIT n

                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the financial statements of JPF Separate Account B dated March 20, 2003, and on the financial statements of Jefferson Pilot LifeAmerica Insurance Company and Subsidiaries dated February 3, 2003, in Post Effective Amendment No. 12 (Form N-6, No. 33 -77496) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account B under the Ensemble II individual flexible premium variable life insurance policies offered by Jefferson Pilot LifeAmerica Insurance Company.

Greensboro, North Carolina
April 24, 2003